Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Global Eagle Entertainment Inc. Amended and Restated 2013 Equity Incentive Plan of our reports dated March 16, 2015, with respect to the consolidated financial statements of Global Eagle Entertainment Inc. and the effectiveness of internal control over financial reporting of Global Eagle Entertainment Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Los Angeles, California

August 7, 2015